Exhibit 21.1
Summer Energy Holdings, Inc. Schedule of Subsidiaries:

Entity	State of Incorporation/Organization	Percentage of Ownership
Castwell Precast, Inc.	Utah	100%
Summer Energy, LLC	Texas	100%